EXHIBIT 99.1

Media Relations:	Harry Shaw
(615) 261-1570
hshaw@spheris.com

Investor Relations:	Tripp Sullivan
Corporate Communications Inc.
(615) 254-3376
tripp.sullivan@cci-ir.com

For Immediate Release
May 10, 2007
SPHERIS REPORTS FIRST QUARTER 2007 RESULTS
FRANKLIN, Tenn (May 10, 2007) — Spheris, a leading global outsource provider of clinical documentation technology and services, today announced results for the three months ended March 31, 2007.
Financial Highlights—First Quarter of 2007
Net revenues for the first quarter of 2007 were $52.3 million compared with $52.0 million in the first quarter of 2006. The $0.3 million increase in net revenues during the first quarter of 2007 from the prior-year period was primarily due to net new business revenue, including technology-related revenues generated subsequent to the March 31, 2006 acquisition of Vianeta Communications. Operating income was $2.1 million during the first quarter of 2007 compared with $1.1 million during the prior-year period. The increase in operating income was primarily due to greater utilization of the Company’s global production capabilities and lower medical language specialist, or MLS, direct costs. The increase in operating income was partially offset by the impact of higher general and administrative expenses related to technology and platform investments.
Earnings before interest, taxes and depreciation and amortization, or EBITDA, were $8.2 million in the first quarter of 2007 compared with $7.6 million in the prior-year period. The increase in EBITDA was primarily due to the operating income improvements discussed above. The Company’s net loss was $2.1 million during the first quarter of 2007 compared with a net loss of $2.9 million during the same period in 2006. The $0.8 million improvement in the Company’s net loss primarily resulted from the increased EBITDA discussed above and decreased depreciation and amortization expense due to the full depreciation of certain tangible and intangible assets during 2006. The improvement in net loss was partially offset by increased interest expense related to higher interest rates under the Company’s senior secured credit facilities in the first quarter of 2007 as compared to the prior-year period.
EBITDA is a non-GAAP financial measure. Please refer to the “Supplemental Financial Information” and related note contained in this press release for further discussion and reconciliation of GAAP financial measures to EBITDA.
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Spheris Reports First Quarter Results

May 10, 2007
Commenting on the results, Steven E. Simpson, president and chief executive officer of Spheris, stated, “Our first quarter financial results, particularly the year-over-year period growth in revenue and EBITDA, are a good start to 2007 and demonstrate the momentum Spheris has established in the clinical documentation marketplace with our tightly integrated technology and service offerings.”
Simpson added, “To build on the first quarter 2007 results, we believe there is room for improvement in converting new business opportunities and accelerating our implementation time frames for the business we have already signed. In order to achieve success for the rest of 2007 and 2008, we must continue to grow and quickly implement our pipeline of new business, expand our global operations and enhance our technology offerings. Our team is working very hard to ensure that we execute on each of these initiatives.”
Balance Sheet Highlights
As of March 31, 2007, the outstanding indebtedness under the Company’s senior secured credit facilities was $73.5 million and the outstanding indebtedness under the Company’s senior subordinated notes was $125.0 million.
Liquidity Highlights
As of March 31, 2007, Spheris held $8.9 million in unrestricted cash and cash equivalents. During the first quarter of 2007, the Company generated cash from operating activities of $4.0 million compared with $0.2 million of cash generated from operating activities during the first quarter of 2006. The $3.8 million increase over the prior-year period reflects operating income improvements, improved accounts receivable collections and the timing of interest payments on the Company’s senior secured credit facilities.
Investor Conference Call and Webcast
Spheris will host a conference call on May 11, 2007, at 8:00 a.m. CDT. The number to call for this interactive teleconference is (913) 981-4900. Following the conference call, the audio replay will be available for one week by dialing (719) 457-0820 and entering the confirmation number, 2817274. The live broadcast of Spheris’ quarterly conference call also will be available online at www.spheris.com and http://www.videonewswire.com/event.asp?id=38960 on May 11, 2007, at 8:00 a.m. CDT. The online replay will be available on Spheris’ website shortly after the call and will continue for 30 days.
About Spheris
Spheris is a leading global outsource provider of clinical documentation technology and services to more than 500 health systems, hospitals and group practices throughout the U.S. Spheris offers a highly advanced, Web-based technology platform, available as an independent solution to support in-house departments or blended with Spheris’ outsource services. Spheris employs approximately 5,500 skilled medical language specialists supporting the company’s clients through a secure network. Using a Follow the SunSM service strategy, customer support is provided 24 hours a day, 365 days a year with an emphasis on verifiable quality, turnaround time
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Spheris Reports First Quarter Results

May 10, 2007
and pricing. Spheris is headquartered in Franklin, Tenn., with major operations in Sterling, Va.; Bangalore, India; and Coimbatore, India. For more information, please visit www.spheris.com.
Forward-Looking Statements
This press release contains statements as to the Company’s beliefs and expectations of the outcome of future events that are forward-looking statements as defined within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties as described in the filings made from time to time by the Company with the Securities and Exchange Commission, including, without limitation, the following: (i) the effect our substantial indebtedness has on our ability to raise additional capital to fund our business, to react to changes in the economy or our business and to fulfill our obligations under our indebtedness, including our senior secured credit facilities and indenture relating to our senior subordinated notes; (ii) our history of losses and accumulated deficit; (iii) our ability to effectively manage our global production capacity, including our ability to recruit, train and retain qualified medical language specialists and other technical and managerial personnel and to maintain high standards of quality service in our operations; (iv) our ability to adapt and integrate new technology into our clinical documentation platforms to improve our production capabilities and expand the breadth of our service offerings; (v) our ability to maintain our competitive position against current and future competitors, including our ability to gain new business with acceptable operating margins and ongoing price pressures related to our services and the healthcare market in general; (vi) the reluctance of potential customers to outsource or change providers of their clinical documentation services and its impact on our ability to attract new customers and increase revenues; (vii) the effect on our business if we incur additional debt, contingent liabilities and expenses in connection with future acquisitions or if we cannot effectively integrate newly acquired operations; (viii) our ability to adequately protect our intellectual property rights, including our proprietary technology and the intellectual property we license from third parties; and (ix) financial and operational risks inherent in our global operations, including foreign currency rate fluctuations and transfer pricing laws between the United States and India.
The Company takes no responsibility for updating the information contained in this press release following the date hereof to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events or for any changes or modifications made to this press release.
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Spheris Reports First Quarter Results

May 10, 2007
SPHERIS INC.
Condensed Consolidated Statements of Operations
(Amounts in Thousands)

	(Unaudited)
	Three Months ended March 31,
	2007	2006
Net revenues	$52,347	$51,973

Operating expenses:
Direct costs of revenues (exclusive of depreciation and amortization below)	37,908	38,801
Marketing and selling expenses	1,255	1,278
General and administrative expenses	4,947	4,191
Depreciation and amortization	6,111	6,557

Total operating costs	50,221	50,827

Operating income	2,126	1,146

Interest expense, net of income	5,434	5,140
Other expense	25	67

Net loss before income taxes	(3,333)	(4,061)

Benefit from income taxes	(1,184)	(1,147)

Net loss	$(2,149)	$(2,914)

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Spheris Reports First Quarter Results

May 10, 2007
SPHERIS INC.
Condensed Consolidated Balance Sheets
(Amounts in Thousands)

	(Unaudited)
	March 31, 2007	December 31, 2006

Assets
Current assets
Unrestricted cash and cash equivalents	$8,912	$6,323
Restricted cash	529	529
Accounts receivable, net of allowance of $1,291 and $1,191, respectively	32,642	33,576
Deferred taxes	2,786	2,775
Other current assets	4,338	3,463

Total current assets	49,207	46,666
Property and equipment, net	12,207	12,435
Internal-use software, net	2,974	3,679
Customer contracts, net	25,949	29,943
Goodwill	219,396	219,311
Other noncurrent assets	3,437	3,714

Total assets	$313,170	$315,748

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$2,070	$2,520
Accrued wages and benefits	14,479	17,066
Current portion of long-term debt	750	750
Current portion of capital lease obligations	61	59
Other current liabilities	9,153	5,838

Total current liabilities	26,513	26,233

Long-term debt, net of current portion	193,892	193,907
Capital lease obligations, net of current portion	19	35
Deferred tax liabilities	4,746	6,180
Other long-term liabilities	3,333	2,755

Total liabilities	228,503	229,110

Common stock, $0.01 par value, 100 shares authorized, 10 shares issued and outstanding	—	—
Other comprehensive loss	(384)	(474)
Contributed capital	110,875	110,787
Accumulated deficit	(25,824)	(23,675)

Total stockholders’ equity	84,667	86,638

Total liabilities and stockholders’ equity	$313,170	$315,748

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Spheris Reports First Quarter Results

May 10, 2007
SPHERIS INC.
Condensed Consolidated Statements of Cash Flows
(Amounts in Thousands)

	(Unaudited)
	Three Months March 31,
	2007	2006

Cash flows from operating activities:
Net loss	$(2,149)	$(2,914)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	6,111	6,557
Write-off and amortization of acquired technology	162	250
Deferred taxes	(1,388)	(1,446)
Amortization of debt discounts and issuance costs	234	208
Other non-cash items	179	157
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	934	(1,227)
Other current assets	(875)	(464)
Accounts payable	(450)	(592)
Accrued wages and benefits	(2,587)	(978)
Other current liabilities	3,315	2,263
Other noncurrent assets and liabilities	490	(1,597)

Net cash provided by operating activities	3,976	217

Cash flows from investing activities:
Purchases of property and equipment	(1,185)	(1,222)
Purchase of Vianeta, net of cash acquired	—	501

Net cash used in investing activities	(1,185)	(721)

Cash flows from financing activities:
Payments on debt and capital leases	(202)	(264)
Debt issuance costs	—	(413)

Net cash used in financing activities	(202)	(677)

Net increase (decrease) in unrestricted cash and cash equivalents	2,589	(1,181)
Cash and cash equivalents, at beginning of period	6,323	7,339

Cash and cash equivalents, at end of period	$8,912	$6,158

Supplemental Schedule of Non-Cash Investing and Financing Activities:
Capital contributions to restricted cash for the Vianeta acquisition	$—	$8,000

Purchase of Vianeta, net of cash acquired	$—	$(9,894)

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Spheris Reports First Quarter Results

May 10, 2007
SPHERIS INC.
Supplemental Financial Information
(Amounts in Thousands)

	(Unaudited)
	Three Months ended March 31,
	2007	2006
Net loss	$(2,149)	$(2,914)
Depreciation and amortization	6,111	6,557
Interest expense, net of income	5,434	5,140
Benefit from income taxes	(1,184)	(1,147)

EBITDA	$8,212	$7,636

Note to Supplemental Financial Information
Earnings before interest expense, income taxes, depreciation and amortization, or EBITDA, is a financial measure not computed in accordance with United States generally accepted accounting principles, or GAAP. The Company believes that this non-GAAP measure, when presented in conjunction with the comparable GAAP measure, is useful to both management and investors in analyzing the Company’s ongoing business and operating performance. The Company believes that providing the non-GAAP information to investors, in addition to the GAAP presentation, allows investors to view the Company’s financial results in the way management and the Company’s senior lenders view the Company’s operating results. Management believes EBITDA is useful as a supplemental measure of the performance of the Company’s operations because it isolates the Company’s operating performance from the accounting impact of the Company’s financing strategies, tax provisions and depreciation and amortization. Additionally, since EBITDA is a significant component of certain financial covenants under the Company’s senior secured credit facilities agreement, management believes EBITDA is useful for investors to better assess the Company’s compliance with these financial covenants. Management believes EBITDA should be considered in addition to, but not as a substitute for, items prepared in accordance with GAAP that are presented in this release, as the items excluded in the presentation of EBITDA are significant components in understanding and assessing financial performance. A reconciliation of EBITDA to the nearest comparable GAAP financial measure is provided above. EBITDA, as presented, may not be comparable to similarly titled measures of other companies.
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